Exhibit 99.1
Avid Technology Announces Q4 and FY 2020 Results

15.3% Sequential Revenue Growth in the Fourth Quarter as End Markets Continue to Recover from COVID-19 Downturn

54.9% Year-Over-Year Subscription Revenue Growth in the Fourth Quarter Driven by Net Increase of Approximately 27,000 Paid Subscriptions and Strong Enterprise Subscription Sales in the Quarter

$30.7 million in Net Cash Provided by Operating Activities in the Fourth Quarter Leading to Free Cash Flow of $30.6 million in the Quarter

BURLINGTON, Mass., March 9, 2021 -- Avid® (NASDAQ: AVID), a leading technology provider that powers the media and entertainment industry, today announced its financial results for the fourth quarter and full year ended December 31, 2020.

Total revenue increased 15.3% sequentially in the fourth quarter, as many of Avid’s end markets showed continued signs of recovery from the COVID-19 pandemic, while still lower year-over-year. During the fourth quarter, the Recurring Revenue components of the Company’s business remained strong with reported subscription revenue of $24.5 million, up 54.9% year-over-year, reflecting strong enterprise subscription sales in the quarter. At the end of 2020, the Company had $231.3 million in Revenue Backlog expected to be recognized during the next 12 months, up 16.0% from the end of 2019. Also, in the fourth quarter, improved profitability and strong seasonal contribution from working capital resulted in Free Cash Flow of $30.6 million for the quarter, the highest quarterly amount since 2007.

The non-Recurring Revenue portions of the Company’s business related to product and professional services continued to show strong signs of sequential recovery during the fourth quarter, although they still remain below pre-COVID levels. Product revenue from perpetual software licenses and integrated solutions increased 19.2% sequentially, to $42.6 million, in the fourth quarter, but declined by 28.7% year-over-year.

For the full year 2020, Avid’s revenues were negatively impacted by the COVID-19 pandemic, decreasing 12.5% from 2019. However, subscription revenue grew 61.2%, to $72.8 million, surpassing 20% of total revenue, up from 11% in 2019. During 2020, the Company saw a 280 basis point increase in gross margin, to 63.3%, primarily due to a greater mix of software and subscription sales during the year. The benefit from the higher gross margin and a decrease in operating expenses from cost savings realized during the year resulted in improved profitability and cash generation. As of December 31, 2020, the Company had $79.9 million in cash and cash equivalents.

Fourth Quarter 2020 Financial and Business Highlights

•Subscription revenue was $24.5 million, an increase of 54.9% year-over-year.
•Paid Cloud-enabled software subscriptions increased by 57.8% year-over-year to approximately 296,000 at December 31, 2020, and increased by approximately 27,000 during the fourth quarter.
•Subscription and maintenance revenue was $55.5 million, up 12.7% year-over-year.
•Total revenue was $104.3 million, an increase of 15.3% sequentially, and a decrease of (10.3%) year-over-year.
•Gross margin was 62.7%, a decrease of 30 basis points year-over-year. Non-GAAP Gross Margin was 63.1%, a decrease of 10 basis points year-over-year.
•Operating expenses were $54.5 million, a decrease of (5.3%) year-over-year. Non-GAAP Operating Expenses were $46.3 million, a decrease of (14.9%) year-over-year.
•Operating income was $10.8 million, a decrease of (31.0%) year-over-year. Non-GAAP Operating Income was $19.4 million, an increase of 2.1% year-over-year.

•Adjusted EBITDA was $21.6 million, an increase of 2.0% year-over-year. Adjusted EBITDA Margin was 20.7%, a year-over-year increase of 250 basis points.
•Net income per common share was $0.16, a decline from $0.35 in the fourth quarter of 2019. Net income per common share in the prior year period included a one-time benefit of $0.14 per share related to a valuation allowance against certain deferred tax assets. Non-GAAP Net Income per Share was $0.33, up from $0.28 in the fourth quarter of 2019.
•Net cash provided by operating activities was $30.7 million in the quarter, an increase of $12.2 million compared to Net cash provided by operating activities of $18.5 million in the prior year period.
•Free Cash Flow was $30.6 million in the quarter, an increase of $13.7 million compared to Free Cash Flow of $17.0 million in the prior year period.

FY 2020 Financial and Business Highlights

•Subscription revenue was $72.8 million, an increase of 61.2% year-over-year.
•Subscription and maintenance revenue was $197.0 million, an increase of 12.2% year-over-year.
•Total revenue was $360.5 million, a decrease of (12.5%) year-over-year.
•LTM Recurring Revenue represented 74.2% of the Company’s revenue for the year ended December 31, 2020, an increase of 1,210 basis points, from 62.1% for the prior year.
•Gross margin was 63.3%, an increase of 280 basis points year-over-year. Non-GAAP Gross Margin was 63.7%, an increase of 220 basis points year-over-year.
•Operating expenses were $196.8 million, a decrease of (9.3%) year-over-year. Non-GAAP Operating Expenses were $179.5 million, a decrease of (13.1%) year-over-year.
•Operating income was $31.6 million, a decrease of (1.7%) year-over-year. Non-GAAP Operating Income was $50.1 million, an increase of 7.1% year-over-year.
•Adjusted EBITDA was $58.6 million, an increase of 4.7% year-over-year. Adjusted EBITDA Margin was 16.3%, an increase of 270 basis points year-over-year.
•Net income per common share was $0.25, up from $0.17 in 2019. Non-GAAP Net Income per Share was $0.65, an increase of 27.3% from $0.51 in 2019.
•Net cash provided by operating activities was $39.6 million in 2020, an increase of $19.9 million compared to Net cash provided by operating activities of $19.6 million in 2019.
•Free Cash Flow was $33.9 million in 2020, an increase of $21.4 million compared to Free Cash Flow of $12.5 million in 2019.
•Annual Contract Value was $300.6 million at December 31, 2020, an increase of 7.4% from $279.8 million at December 31, 2019.

Jeff Rosica, Avid’s CEO and President, stated, “We are excited about the strength of, and growth in, our Recurring Revenue business during the fourth quarter. The growth in our Recurring Revenue was driven primarily by the continued expansion in our subscription revenues, which have now experienced a second stage of growth as we had several enterprise customers adopt subscription plans during the quarter. On top of the continued turnaround and sequential improvement we experienced in the non-recurring elements of our business, we also saw strong fourth quarter bookings and billings performance that helped drive a stronger opening Revenue Backlog for 2021, thus better positioning us as we started the new year.” Mr. Rosica added, “As our customers adjust their business models, we believe they will continue to invest in value-added technology and that we are well-positioned to meet these needs for them. Importantly, we also expect the full-year benefit from our optimized cost structure will enable Avid to be a stronger and more profitable company in 2021 and beyond.”

Ken Gayron, Executive Vice President and Chief Financial Officer of Avid, said, “We are pleased that we continued to make substantial progress in driving our higher margin revenue streams and improving our cost structure during the fourth quarter, yielding our strongest quarterly Free Cash Flow since 2007. This improvement in Free Cash Flow further strengthened our balance sheet and positioned us for the successful refinancing of our bank debt that we completed in January 2021.” Mr. Gayron continued, “Our successful refinancing should reduce our annual interest costs by approximately $10 million, which, coupled with the expected improvement in our business, should allow us to drive further improvement in Free Cash Flow as we look forward to the remainder of 2021 and beyond.”

First Quarter and Full Year 2021 Guidance

For the first quarter of 2021, Avid is providing guidance for Revenue, Subscription & Maintenance Revenue, Adjusted EBITDA and Non-GAAP Net Income per Share. For the full-year 2021, Avid is providing guidance for Subscription & Maintenance Revenue and Free Cash Flow. Avid currently plans to add additional metrics to its guidance for full-year 2021 later in the year and to host an Investor Day in May 2021.

($ in millions, except per share amounts)	Q1 2021

Revenue	$88 - $94

Subscription & Maintenance Revenue	$50 - $53

Adjusted EBITDA	$12.2 - $15.8

Non-GAAP Net Income per Share	$0.17 - $0.24

Full-Year 2021

Subscription & Maintenance Revenue	$214 - $221

Free Cash Flow	$45 - $52

All guidance presented by the Company is inherently uncertain and subject to numerous risks and uncertainties. Avid’s actual future results of operations could differ materially from those shown in the table above. For a discussion of some of the key assumptions underlying the guidance, as well as the key risks and uncertainties associated with these forward-looking statements, please see “Forward-Looking Statements” below as well as the Avid Technology Q4 and Full-Year 2020 Business Update presentation posted on Avid’s Investor Relations website at ir.avid.com.

Conference Call to Discuss Fourth Quarter and FY 2020 Results on March 9, 2021

Avid will host a conference call to discuss its financial results for the fourth quarter and FY 2020 on Tuesday, March 9, 2021 at 5:00 p.m. ET. Participants may join the webcast in listen-only mode and access the presentation slides using the link on the Avid Investor Relations website, which can be found on the events tab at ir.avid.com. Participants who would like to ask a question, can access the call by dialing +1 856-344-9206 and referencing confirmation code 1881087. Please connect at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will also be available for a limited time on the Avid Investor Relations website shortly after the completion of the call.

Non-GAAP Financial Measures and Operational Metrics

Avid includes non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Non-GAAP Gross Margin, Non-GAAP Operating Expenses, Non-GAAP Operating Income, Non-GAAP Net Income (Loss) per Share. The Company also includes the operational metrics of Cloud-enabled software subscriptions, Revenue Backlog, Recurring Revenue, LTM Recurring Revenue % and Annual Contract Value in this release. Avid believes the non-GAAP financial measures and operational metrics provided in this release provide helpful information to investors with respect to evaluating the Company’s performance. Unless noted, all financial and operating information is reported based on actual exchange rates. Definitions of the non-GAAP financial measures and the operational metrics are included in our Form 8-K filed today. Reconciliations of the non-GAAP financial measures presented in this press release to the Company's comparable GAAP financial measures for the periods presented are set forth below and are also included in the supplemental financial and operational data sheet available on our Investor Relations website at ir.avid.com, which also includes definitions of all operational metrics.

Forward-Looking Statements

Certain information provided in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include statements regarding our future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical fact. You can identify forward-looking statements by their use of forward-looking words such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or other comparable terms.

Readers of this press release should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

These risks, uncertainties, and factors include, but are not limited to: risks related to the impact of the coronavirus (COVID-19) outbreak on our business, suppliers, consumers, customers and employees; our liquidity; our ability to execute our strategic plan including our cost saving strategies, and to meet customer needs; our ability to retain and hire key personnel; our ability to produce innovative products in response to changing market demand, particularly in the media industry; our ability to successfully accomplish our product development plans; competitive factors; history of losses; fluctuations in our revenue based on, among other things, our performance and risks in particular geographies or markets; our higher indebtedness and ability to service it and meet the obligations thereunder; restrictions in our credit facilities; our move to a subscription model and related effect on our revenues and ability to predict future revenues; fluctuations in subscription and maintenance renewal rates; elongated sales cycles; fluctuations in foreign currency exchange rates; seasonal factors; adverse changes in economic conditions; variances in our revenue backlog and the realization thereof; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, weather conditions, or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 outbreak; the costs, disruption, and diversion of management's attention due to the COVID-19 outbreak; the possibility of legal proceedings adverse to our Company; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. Moreover, the business may be adversely affected by future legislative, regulatory or other changes, including tax law changes, as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements includes in this press release which speak only as to the date of this press release. We undertake no responsibility to update or revise any forward-looking statements, except as required by law.

About Avid

Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid’s preeminent customer community uses Avid’s comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world—from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid’s industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, FastServe®™ and Maestro™. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2021 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid NEXIS, FastServe, AirSpeed, iNews, Maestro, MediaCentral, Media Composer, Pro Tools, Avid VENUE, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.

Contacts
Investor contact:                                PR contact:
Whit Rappole                                    Jim Sheehan
Avid                                        Avid
ir@avid.com                                    jim.sheehan@avid.com

AVID TECHNOLOGY, INC.
Consolidated Statements of Operations
(unaudited - in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net revenues:
Products	$42,642	$59,812	$140,762	$207,445
Services	61,659	56,494	219,704	204,343
Total net revenues	104,301	116,306	360,466	411,788

Cost of revenues:
Products	25,349	30,264	84,222	109,799
Services	13,602	12,769	47,924	49,176
Amortization of intangible assets	—	—	—	3,738
Total cost of revenues	38,951	43,033	132,146	162,713
Gross profit	65,350	73,273	228,320	249,075

Operating expenses:
Research and development	14,902	16,018	57,018	62,343
Marketing and selling	22,660	26,603	87,637	99,944
General and administrative	12,908	14,816	47,052	53,362
Amortization of intangible assets	—	—	—	694
Restructuring costs, net	4,038	113	5,046	629
Total operating expenses	54,508	57,550	196,753	216,972

Operating income	10,842	15,723	31,567	32,103

Interest and other expense, net	(3,929)	(5,584)	(19,133)	(29,578)
Income before income taxes	6,913	10,139	12,434	2,525
Provision for income taxes	(174)	(5,231)	1,372	(5,076)
Net income	$7,087	$15,370	$11,062	$7,601

Net income per common share – basic	$0.16	$0.36	$0.25	$0.18
Net income per common share – diluted	$0.16	$0.35	$0.25	$0.17

Weighted-average common shares outstanding – basic	44,288	43,060	43,822	42,649
Weighted-average common shares outstanding – diluted	45,541	43,737	44,878	43,495

AVID TECHNOLOGY, INC.
Reconciliations of GAAP financial measures to Non-GAAP financial measures
(unaudited - in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
GAAP revenue
GAAP revenue	$104,301	$116,306	$360,466	$411,788

Non-GAAP Gross Profit
GAAP gross profit	$65,350	$73,273	$228,320	$249,075
Amortization of intangible assets	—	—	—	3,738
Stock-based compensation	431	197	1,339	617
Non-GAAP Gross Profit	$65,781	$73,470	$229,659	$253,430
Non-GAAP Gross Margin	63.1%	63.2%	63.7%	61.5%

Non-GAAP Operating Expenses
GAAP operating expenses	$54,508	$57,550	$196,753	$216,972
Less Amortization of intangible assets	(105)	—	(411)	(695)
Less Stock-based compensation	(2,101)	(1,973)	(9,325)	(7,341)
Less Restructuring costs, net	(4,038)	(113)	(5,046)	(631)
Less Restatement costs	—	15	—	18
Less Acquisition, integration and other costs	(1,015)	(988)	(832)	(1,446)
Less Efficiency program costs	(886)	(59)	(1,331)	(250)
Less COVID-19 related expenses	(27)	—	(278)	—
Non-GAAP Operating Expenses	$46,336	$54,432	$179,530	$206,627

Non-GAAP Operating Income
GAAP operating income	$10,842	$15,723	$31,567	$32,103
Amortization of intangible assets	105	—	411	4,433
Stock-based compensation	2,532	2,170	10,664	7,958
Restructuring costs, net	4,038	113	5,046	631
Restatement costs	—	(15)	—	(18)
Acquisition, integration and other costs	1,015	988	832	1,446
Efficiency program costs	886	59	1,331	250
COVID-19 related expenses	27	—	278	—
Non-GAAP Operating Income	$19,445	$19,038	$50,129	$46,803

Adjusted EBITDA
Non-GAAP Operating Income (from above)	$19,445	$19,038	$50,129	$46,803
Depreciation	2,188	2,166	8,505	9,202
Adjusted EBITDA	$21,633	$21,204	$58,634	$56,005
Adjusted EBITDA Margin	20.7%	18.2%	16.3%	13.6%

Non-GAAP Net Income
Non-GAAP Operating Income (from above)	$19,445	$19,038	$50,129	$46,803
Less Non-GAAP Interest and other expense	(3,929)	(5,584)	(19,133)	(22,207)
Less Non-GAAP Income Tax	(287)	(1,299)	(1,868)	(2,417)
Non-GAAP Net Income	$15,229	$12,155	$29,128	$22,179
Weighted-average common shares outstanding - basic	44,288	43,060	43,822	42,649
Weighted-average common shares outstanding - diluted	45,541	43,737	44,878	43,495
Non-GAAP Earnings Per Share - basic	$0.34	$0.28	$0.66	$0.52
Non-GAAP Earnings Per Share - diluted	$0.33	$0.28	$0.65	$0.51

Free Cash Flow
GAAP net cash (used in) provided by operating activities	$30,704	$18,529	$39,555	$19,641
Capital expenditures	(73)	(1,556)	(5,692)	(7,185)
Free Cash Flow	$30,631	$16,973	$33,863	$12,456
Free Cash Flow conversion of Adjusted EBITDA	141.6%	80.0%	57.8%	22.2%

These non-GAAP measures reflect how Avid manages its businesses internally. Avid’s non-GAAP measures may vary from how other companies present non-GAAP measures. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

AVID TECHNOLOGY, INC.
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$79,899	$69,085
Restricted cash	1,422	1,663
Accounts receivable, net of allowances of $1,478 and $958 at December 31, 2020 and 2019, respectively	78,614	73,773
Inventories	26,568	29,166
Prepaid expenses	6,044	9,425
Contract assets	18,579	19,494
Other current assets	2,366	6,125
Total current assets	213,492	208,731
Property and equipment, net	16,814	19,580
Goodwill	32,643	32,643
Right of use assets	29,430	29,747
Deferred tax assets, net	6,801	7,479
Other long-term assets	5,958	6,113
Total assets	$305,138	$304,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,823	$39,888
Accrued compensation and benefits	29,105	19,524
Accrued expenses and other current liabilities	42,264	36,759
Income taxes payable	1,664	1,945
Short-term debt	4,941	30,554
Deferred revenue	87,974	83,589
Total current liabilities	187,771	212,259
Long-term debt	202,759	199,034
Long-term deferred revenue	11,284	14,312
Long-term lease liabilities	28,462	28,127
Other long-term liabilities	7,786	5,646
Total liabilities	438,062	459,378

Stockholders’ deficit:
Common stock	442	$430
Additional paid-in capital	1,036,658	1,027,824
Accumulated deficit	(1,168,347)	(1,179,409)
Accumulated other comprehensive loss	(1,677)	(3,930)
Total stockholders’ deficit	(132,924)	(155,085)
Total liabilities and stockholders’ deficit	$305,138	$304,293

AVID TECHNOLOGY, INC.
Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Twelve Months Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$11,062	$7,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,505	13,634
Provision for doubtful accounts	1,298	208
Loss on convertible notes extinguishment	—	2,878
Stock-based compensation expense	10,664	7,958
Non-cash provision for restructuring	5,046	—
Non-cash interest expense	3,651	6,143
Unrealized foreign currency transaction losses	1,570	971
Benefit from (provision for) deferred taxes	827	(6,309)
Changes in operating assets and liabilities:
Accounts receivable	(6,124)	(6,227)
Inventories	2,598	3,790
Prepaid expenses and other assets	6,176	(44)
Accounts payable	(18,141)	626
Accrued expenses, compensation and benefits and other liabilities	10,432	(6,892)
Income taxes payable	(281)	91
Deferred revenue and contract assets	2,272	(4,787)
Net cash provided by operating activities	39,555	19,641

Cash flows from investing activities:
Purchases of property and equipment	(5,692)	(7,185)
Net cash used in investing activities	(5,692)	(7,185)

Cash flows from financing activities:
Proceeds from revolving line of credit	22,000	—
Repayment on revolving line of credit	(22,000)	—
Proceeds from long-term debt	7,800	79,292
Repayment of debt	(2,250)	(1,438)
Payments for repurchase of outstanding notes	(28,867)	(76,269)
Proceeds from the issuance of common stock under employee stock plans	547	309
Common stock repurchases for tax withholdings for net settlement of equity awards	(2,365)	(3,586)
Partial retirement of the convertible notes conversion feature and capped call option rewind	875	27
Payments for credit facility issuance costs	(289)	(5,979)
Net cash used in financing activities	(24,549)	(7,644)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,748	(331)
Net decrease in cash, cash equivalents and restricted cash	11,062	4,481
Cash, cash equivalents and restricted cash at beginning of period	72,575	68,094
Cash, cash equivalents and restricted cash at end of period	$83,637	$72,575
Supplemental information:
Cash and cash equivalents	$79,899	69,085
Restricted cash	$1,422	1,663
Restricted cash included in other long-term assets	$2,316	1,827
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$83,637	$72,575

AVID TECHNOLOGY, INC.
Supplemental Revenue Information
(unaudited - in millions)

Backlog Disclosure for Quarter Ended December 31, 2020

	December 31,	September 30,	December 31,
	2020	2020	2019
Revenue Backlog*

Deferred Revenue	$99.3	$81.2	$97.9
Other Backlog	336.2	321.7	342.3
Total Revenue Backlog	$435.5	$402.9	$440.2

The expected timing of recognition of revenue backlog as of December 31, 2020 is as follows:

	2021	2022	2023	Thereafter	Total

Deferred Revenue	$88.0	$6.9	$2.5	$1.9	$99.3
Other Backlog	143.3	99.9	65.5	27.5	336.2
Total Revenue Backlog	$231.3	$106.8	$68.0	$29.4	$435.5

*A definition of Revenue Backlog is included in the supplemental financial and operational data sheet available on our investor relations webpage at ir.avid.com.